Exhibit 99.2
STATE OF FLORIDA
CONTINUING SERVICES AGREEMENT
COUNTY OF HILLSBORUGH
THIS AGREEMENT, effective as of the 2nd day of January 2008 by and between SYKES Enterprises, Incorporated a Florida corporation whose address is: 400 North Ashley Drive, Suite 2800, Tampa, Florida 33602 hereinafter referred to as “ SYKES “, and JHS Equity, LLC, a Florida limited liability company, whose address is: 400 North Ashley Drive, Suite 1400, Tampa, Florida 33602 hereinafter referred to as “JHSE”. SYKES and JHSE hereinafter jointly referred as (the “Parties”).
STATEMENT OF BACKGROUND AND PURPOSE OF AGREEMENT
          JHSE principals are David P. Reule, Member and Hyde Park Equity Investments, LLC, Member (“HPEI”); and
          John H. Sykes is a HPEI principal (indirectly) who has served SYKES in times past as President, Chief Executive Officer, and Chairman of the Board of Directors; and
          John H. Sykes retired from SYKES and is currently Chairman Emeritus of the Board of Directors; and
          David P. Reule retired from SYKES where he served as President of Sykes Realty, Inc. a subsidiary of SYKES; and
          David P. Reule remains an Officer of SYKES Realty, Inc.; and
          The direct/indirect principals of JHSE possess unique and in some cases proprietary knowledge regarding the business, operations and ways of SYKES and their continued involvement with SYKES will be valuable and beneficial to SYKES; and
          SYKES and JHSE have held preliminary discussions about JHSE through its principals providing continuing services to or for SYKES from time to time as the need exist; and
          SYKES has requested JHSE provide through its direct/indirect principals limited continuing services on an on-going basis from time to time; and
          All continuing services provided by JHSE to SYKES shall be provided by the direct/indirect principals of JHSE in their official positions with SYKES; and
          SYKES and JHSE have carried their discussions to the point that they desire to enter into this written agreement, and incorporate all of their discussions, representations and agreements, and that is the purpose of this Agreement.

NOW THEREFORE, for and in consideration of the above premises, and the mutual benefits and obligations flowing to SYKES and JHSE, respectively, as set forth in this Agreement, the Parties agree as follows:
1.	Defined Terms: The following Capitalized Terms shall have the meanings set forth below wherever used in this Agreement including without limitation all Addendum, Exhibits, Schedules, Amendments and all other documents by another name now existing or created subsequent to the date of this Agreement:
•	“Agreement” means this document titled “Continuing Services Agreement”.

•	“JHSE” means JHS Equity, LLC, a Florida limited liability company whose home address is 400 North Ashley Drive, Suite 1400, Tampa, Florida 33602, United States of America.

•	“Parties” means SYKES and JHSE.

•	“SYKES” means Sykes Enterprises, Incorporated, a Florida corporation, its successors, assigns and all subsidiaries.
2.	SYKES agrees with JHSE that for and in consideration of the compensation due JHSE set forth in this Agreement, including the right of SYKES to terminate this Agreement, JHSE agrees to provide continuing services from time to time as requested by SYKES as they relate to the areas of knowledge known to the direct/indirect principals of JHSE. These services include without limitation continued training of selected individuals in the areas previously performed by JHSE principals.

3.	SYKES agrees to indemnify, defend and hold JHSE including its principals both direct and indirect harmless against any and all claims or liability of every kind and type in connection with the continuing services contemplated by this Agreement including without limitation reimbursement of all reasonable legal fees incurred in connection with the successful enforcement of this Agreement or defense of an action against JHSE and/or its principals as a result of having provided continuing services under this Agreement.

In the event a legal action develops and JHSE and/or one or both of its principals is named as a defendant, JHSE shall have the reasonable right to approve the law firm that will represent JHSE and/or its principals or to choose an all together different law firm to represent its/their interests.

4.	Compensation due JHSE. Subject to the termination rights of SYKES hereafter set forth, SYKES agrees to pay JHSE at the rate of four hundred dollars ($400.00) per hour for Continuing Services; to be invoiced to SYKES on or about the first (1st) day of each month.

▪	Each invoice for continuing services rendered shall be due and payable on the tenth (10) day of the month in which such invoice is issued.

▪	In addition, SYKES agrees to promptly reimburse JHSE for all of its expenses in connection with providing continuing services.

▪	JHSE shall only provide those services specifically requested in writing (by e-mail, fax or letter) by an authorized officer of SYKES.
5.	The Parties each represent, acknowledge, warrant and agree with the other as follows:
▪	Each party will exercise good faith in performing all actions anticipated to be performed in connection with this Agreement.

▪	This Agreement does not create a joint venture or partnership between SYKES and JHSE.

▪	JHSE shall attend requested meetings with SYKES attorney, accountant, real estate executives and other executives when requested.
6.	Either of the Parties shall have the right to terminate this Agreement for any reason at any time. All liabilities accruing prior to the termination of this agreement, including any indemnification obligations and the payment for fees earned and expenses incurred by JHSE prior to the termination, shall survive the termination hereof by either party.
This Agreement represents a complete merger of all discussions, representations and agreements between the Parties. This Agreement can be amended, modified or otherwise changed only by a document in writing duly executed by all the Parties. This Agreement shall be interpreted under the laws of the State of Florida.
          IN WITNESS WHEREOF, SYKES Enterprises, Incorporated has caused this instrument to be executed by its President and attested by its Secretary, pursuant to authority duly given by the Board of Directors; and JHS Equity, LLC has caused this instrument to be executed by its President pursuant to authority duly given by the Members; all as of the date and year first above written.

Attest:		SYKES Enterprises, Incorporated A Florida corporation

By:	/s/ James T. Holder

	James T. Holder	By:	/s/ Charles E. Sykes

	Secretary		Charles E. Sykes
President

Witness:	JHS Equity, LLC A Florida limited liability company

	By:	/s/ David P. Reule

David P. Reule
President
STATE OF FLORIDA
COUNTY OF HILLSBOURGH
Personally appeared before me                                          and made oath that (s)he was present and saw Sykes Enterprises, Incorporated acting by and through Charles E. Sykes its President, sign the within Continuing Services Agreement; and that (s)he with the other witness was a subscribing witness thereto.

Witness:

Sworn to and subscribed before me this 28th day of May 2008.

Notary Public for Florida	(seal)
My Commission Expires:

STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG
Personally appeared before me                                          and made oath that (s)he was present and saw JHS Equity, LLC acting by and through, David P. Reule its President, sign the within continuing services agreement; and that he with the other witness was a subscribing witness thereto.

Witness:

Sworn to and subscribed before me this 28th day of January 2008.

Notary Public for North Carolina	(seal)
My Commission Expires: